Exhibit 10.1(m)

AMENDMENT NUMBER 3 TO
EXECUTIVE EMPLOYMENT AGREEMENT
THIS AMENDMENT NUMBER 3 TO EXECUTIVE EMPLOYMENT AGREEMENT (this “Amendment”) is made and entered into as of October 28, 2011, by and between Ameristar Casinos, Inc., a Nevada corporation (the “Company”), and Peter C. Walsh (the “Executive”).
WHEREAS, the Company and the Executive are parties to an Executive Employment Agreement, dated as of March 13, 2002, as amended by those amendments dated as of August 16, 2002 and May 31, 2008 (as so amended, the “Agreement”); and
WHEREAS, the Company and the Executive desire to further amend the Agreement in certain respects as more particularly set forth in this Amendment.
NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the Company and the Executive agree as follows:

1.
Amendment to Section 3.1. The second and third sentences of Section 3.1 of the Agreement are hereby amended, effective as of the date hereof, by deleting the words “the anniversary of the Executive's date of hire” and replacing them with the words “January 1”, and by deleting the word “Company” in each place it appears and replacing it with the words “Compensation Committee.”

2.
Amendment to Section 3.2. A new sentence is hereby added to the end of Section 3.2 of the Agreement, effective as of the date hereof, to read as follows: “Any Annual Bonus payable to the Executive shall be paid as soon as reasonably practicable in the following calendar year, but in all cases on or before March 15th of such following calendar year.”

3.	Amendments to Sections 6.4(g) and 6.5(g). Sections 6.4(g) and 6.5(g) of the Agreement are hereby amended and restated in their entirety, effective as of the date hereof, to read as follows:
“(g)    monthly cash payments for eighteen (18) months after the termination of employment, payable on the first day of each month, beginning in the month following the Executive's termination of employment, equal to the monthly cost (including both the employee and Company portions thereof) of continued participation by the Executive and his eligible dependents in group health insurance (including supplemental group health benefits) throughout the continuation period. Such payments may, but need not, be applied by the Executive to pay for COBRA coverage or to purchase other coverage from another provider during any applicable continuation period; and”.

4.	Amendment to Section 7. Section 7 of the Agreement is hereby deleted in its entirety effective as of the date hereof.

5.	Amendment to Section 8.4. Section 8.4 of the Agreement is hereby amended and restated in its entirety, effective as of the date hereof, to read as follows:
“8.4    Payments Upon Termination Conditioned on Release of Claims. Any payments (other than payments for previously accrued, but unpaid, compensation) to the Executive under Section 6 or 7 shall be subject to the condition that the Executive accepts and executes, without subsequent revocation, a release of claims substantially in the form attached hereto as Exhibit A. Such release of claims shall be provided to the Executive as soon as possible following the date of his termination of employment (the “Termination Date”), but in no event more than 10 days following the Termination Date (the actual date of delivery to the Executive being the “Delivery Date”). The release of claims shall be executed and delivered to the Company by the Executive within 21 days following the Delivery Date. Any payments scheduled to be made under Section 6 or 7 prior to the date (the “Release Effective Date”) such release of claims becomes effective and irrevocable in accordance with its terms (which date shall be no later than the date that is 38 days following the Termination Date) shall be withheld and paid in a lump sum on the Release Effective Date.”

6.	Amendment to Section 9. Section 9 of the Agreement is hereby deleted in its entirety effective as of the date hereof.

7.
Amendment to Section 11.2. A new sentence is hereby added to the end of Section 11.2 of the Agreement, effective as of the date hereof, to read as follows: “Notwithstanding the foregoing, the Executive shall be entitled to retain any personal property belonging to the Executive as well as any documents relating to the Executive's compensation as reasonably necessary for personal tax preparation.”

8.
Amendment to Section 25.2. A new sentence is hereby added to the end of Section 25.2 of the Agreement, effective as of the date hereof, to read as follows: “The amount of expenses eligible for reimbursement or in-kind benefits provided during the calendar year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other calendar year.”

9.	Amendment to Exhibit A. Exhibit A of the Agreement, Separation Agreement and General and Special Release, is hereby amended, effective as of the date hereof, as follows:

(a)	The term “employment-related” is hereby added following the phrase “release by the Executive of any and all” in the first sentence of the Exhibit.

(b)
The words “relating to Executive's employment with the Company” are hereby added following the phrase “of whatsoever kind and character in any manner whatsoever arising prior to the date of this Agreement” in the first sentence of the second paragraph of the Exhibit.

(c)
The following shall be added to the end of the second paragraph of the Exhibit: “; but excluding any claims that the Executive has or may have, in his capacity as an officer, director, employee, agent, representative or manager, against the Company for indemnification, contribution or advancement of expenses pursuant to any contractual arrangements between Executive and the Company or under the Company's organizational documents or applicable law.”

(d)
A new sentence is hereby added to the end of the third paragraph of the Exhibit to read as follows: “As of the date of the Executive's termination of employment with the Company, the Company is not aware of any breach of the Employment Agreement or any other employment-related claims that the Company may have against the Executive.”

10.	Confirmation. Except as amended pursuant to this Amendment, the terms of the Agreement shall continue in full force and effect.
[signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first written above.

AMERISTAR CASINOS, INC.		EXECUTIVE:

By:	/s/ Gordon R. Kanofsky	/s/ Peter C. Walsh

Name:	Gordon R. Kanofsky	PETER C. WALSH
Title:	Chief Executive Officer